 UNITED STATES
SECURITIES AND  EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 13, 2014

LIVEWIRE ERGOGENICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54588	26-1212244
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24845 Corbit Place, Yorba Linda, CA 92887
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (714) 940-0155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2014 the Company completed the acquisition of a majority stake of Apple Rush Company, Inc., pursuant to a Memorandum of Understanding which the Company had disclosed on Form 8K filed on March 10, 2014.

Under the final terms of the transaction, the Company acquired from Robert Corr, the former CEO of APRU, and members of Mr. Corr’s family, 10,000,000 shares of super-majority convertible preferred stock (the “Preferred Stock”) and the “CANNA Bliss” and “CANNA Rush” trademarks for a purchase price of $50,000 and 4 million restricted shares of the Company’s common stock (a copy of the Stock and Trademark Purchase and Assignment Agreement is attached hereto as Exhibit 10.1). Each share of Preferred Stock has a face value of $1.00 and is convertible into APRU common stock at a conversion price equal to the average closing price of APRU for the ten (10) trading days immediately prior to a notice of conversion, less a discount of twenty percent (20%). As of May 13, 2014, the Preferred Stock was convertible into 18,115,942,028 shares of APRU and as of that date the Company provided to APRU a notice of conversion for 5,000,000 shares of the Preferred Stock convertible into 9,057,971,014 restricted shares of APRU. The Company also reached an agreement with APRU on May 13, 2014, to acquire from APRU 7,252,034,443 newly issued restricted shares of APRU common stock (the “Common Stock”) in exchange for 1,000,000 restricted shares of the Company’s common stock (a copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.2). As a result of the conversion of the Preferred Stock and the acquisition of the Common Stock the Company owns 16,310,005,457 shares of APRU common stock representing approximately 77% of the outstanding common stock of APRU. Concurrent with the transaction APRU and Corr Brands, Inc. entered into a long-term license agreement whereby APRU shall be the exclusive worldwide licensee of the Apple Rush and Ginseng Rush branded products (a copy of the License Agreement is attached hereto as Exhibit 10.3).

The Company intends to treat the acquisition of the Preferred Stock and the Common Stock as an acquisition of property and APRU will continue to operate and trade as a separate public company.

Item 9.01 Financial Statements and Exhibits.

The following Exhibits are attached hereto.

Exhibit Number	Description
10.1	Stock and Trademark Purchase and Assignment Agreement
10.2	Stock Purchase Agreement
10.3	License Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEWIRE ERGOGENICS, INC

Date: May 20, 2014	By:	/s/ Bill Hodson
Bill Hodson
Chief Executive Officer

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